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News Release
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    BEA to Acquire NCR's TOP END(R) Enterprise Middleware Product Family

               - Firms Announce Strategic Technology Agreement -

     Sunnyvale, Calif. and Dayton, Oh. -- In a move designed to strengthen its position in the middleware marketplace, BEA Systems, Inc., (NASDAQ:BEAS) today announced a multi-million dollar agreement with NCR Corporation (NYSE:NCR) to purchase the TOP END enterprise middleware technology and product family. This acquisition is subject to U.S. government approval. Exact terms of the agreement were not disclosed.

     The TOP END enterprise middleware is software that coordinates and connects end users to the databases they are accessing, often spanning multiple computer networks and hardware in different geographic locations.
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     "With our focus on enterprise middleware, it was a logical decision to add a world-class product like TOP END to our portfolio," said Bill Coleman, chairman and CEO of BEA. "Supporting our vision to be the world leader in delivering the best enterprise middleware solution, TOP END strengthens the range of open, robust solutions offered by BEA. This alliance is a natural fit for our strategy of being the catalyst that defines the middleware market."

     "TOP END is an excellent product that will reach its full potential with BEA, a company that specializes in middleware," said Lars Nyberg, NCR chairman and CEO. "This agreement allows us to continue our focus on scalable data warehousing and supporting applications. We will continue to provide TOP END and other BEA middleware products as part of our solutions. The agreement also creates shareholder value by providing an approximate pretax gain of $55 million when the deal is closed," Nyberg added.


     Under the terms of the proposed agreement:

 .  BEA acquires all product rights for the TOP END enterprise middleware suite.
   BEA will make offers of employment to approximately 65 employees from NCR's development and services teams. BEA will establish a facility in the San Diego, Calif., area to support these staff members.

 .  TOP END, like BEA TUXEDO, will be a premier product for BEA. In addition, TOP
   END and BEA TUXEDO will be integrated into a future BEA middleware product.

 . NCR will continue to provide TOP END in its solutions and will partner with BEA to ensure a smooth transition for customers over the coming months. TOP END will continue to be NCR's strategic middleware component in its solutions. At the same time, NCR will have the right to sell all of BEA's middleware products.

 . The two companies will pursue the ongoing enhancement, maintenance, marketing, sales, and distribution of the TOP END product family. BEA will service existing standalone TOP END users. Customers using TOP END as part of an integrated NCR solution will continue to be serviced by NCR.

 . The two companies will provide for product distribution and joint sales activities. BEA will sell TOP END as a standalone software product and NCR will continue to package TOP END as part of its solutions portfolio.

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     "The middleware marketplace has demonstrated tremendous growth potential,"
said Coleman. "Customers are choosing to focus their resources on business solutions and look to leading-edge suppliers like BEA for building and deploying their enterprise infrastructure."

     The addition of TOP END to BEA's middleware product family reflects the needs of customers for a comprehensive provider of world-class enterprise middleware solutions to provide scalability and availability for complex systems. This establishes BEA as a one-stop provider with an impressive portfolio of middleware products and services and extends the company's geographical coverage, while opening up new opportunities for BEA in the financial and retail sectors.

     In addition, BEA executives indicated that although BEA has the cash required to complete the TOP END acquisition, it intends to pursue additional financing through the capital markets.


About TOP END

     TOP END is designed to ensure that a business transaction is never lost.
It has the ability to redirect transactions to avoid any failures in the system, whether failure occurs at the server, application or network.

     TOP END enterprise middleware provides seamless access to distributed applications and services on any computer in the enterprise or across the Internet. It fulfills this business need by connecting together disparate operating systems--such as Windows NT, UNIX, and MVS--into a "single virtual computer" that makes all applications and databases appear as if they are running on a local computer.

     TOP END does this by using tools--such as Sun Microsystems' Java, Microsoft's ActiveX, Netscape's Navigator, and Oracle's Developer/2000--while maintaining information integrity and security.


About BEA Systems, Inc.

     BEA Systems, Inc., is a leading provider of cross-platform middleware solutions for enterprise applications. BEA's products enable mission-critical, distributed
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applications that work seamlessly in client/server, Internet, and legacy environments. BEA provides transactional, messaging, and distributed object-based software for developing and deploying these enterprise applications. In addition to its product line, BEA provides complete solutions through its extensive partner network and broad range of professional services. BEA is headquartered in Sunnyvale, Calif., and has 50 offices in 24 countries around the globe. The company's common stock trades on the Nasdaq National Market System under the symbol "BEAS." Additional information on BEA is available on the Internet at http://www.beasys.com.


About NCR

     NCR Corporation (NYSE: NCR) is a recognized world leader in data warehousing solutions; open high-availability transaction processing systems; automated teller machines; scanners and point-of-sale terminals; and service, support and consumables for transaction based systems for the retail, financial, communications industries and other select markets. The company, with headquarters in Dayton, Ohio, has nearly 38,000 employees, including 20,000 service professionals in 1,100 locations and 130 countries. For more information about NCR Corporation, visit the company Web site at http://www.ncr.com

     Note to investors:

     The foregoing statements regarding the expected completion of the transaction and its anticipated commercial success are forward-looking statements. The closing of the asset transfer transactions and certain related agreements are subject to certain conditions, such as U.S. government approval. Because the transaction has not been finalized and closed, there can be no assurance that the transaction can be successfully completed on a timely basis, if at all.

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BEA is a registered trademark of BEA Systems, Inc.  TOP END is a registered trademark of NCR Corporation. TUXEDO is a registered trademark in the U.S. and other countries. All other company and product names may be trademarks of the company with which they are associated.